Exhibit 99

VIACOM REPORTS SECOND QUARTER 2006 RESULTS

•                 Revenues up 24% to $2.85 billion.  Cable Networks revenues up 8% to $1.75 billion.

•                 Operating income up 14% versus pro forma 2005 to $663.2 million.

•                 Diluted earnings per share from continuing operations of $0.58, includes a $0.10 benefit related to release of tax reserves due to audit settlements.

New York, New York, August 9, 2006 — Viacom Inc. (NYSE: VIA and VIA.B) today reported financial results for the second quarter and six months ended June 30, 2006.  For the quarter, revenues and operating income increased to $2.85 billion and $663.2 million, respectively.  Diluted earnings per share from continuing operations was $0.58, including a $0.10 benefit related to release of tax reserves principally due to audit settlements.

“Viacom’s solid second quarter results prove that the enduring strengths of our content and our segment leading brands continue to resonate with consumers and advertisers,” said Sumner M. Redstone, Executive Chairman of Viacom.  “We have a great foundation from which to take full advantage of the growth opportunities we see ahead by not only expanding on our traditional businesses, but also by profitably integrating new platforms with significant future growth potential.  Equally important, Tom and the Viacom management team have an unmatched track record of repeatedly and successfully leveraging emerging technologies, which gives us great confidence that we can continue to outperform the competition in this rapidly changing environment.”

Tom Freston, President and Chief Executive Officer of Viacom said, “We are pleased with the strong operating and financial results Viacom delivered in the second quarter.  Despite a challenging cable advertising environment, we once again outperformed the market, driving success with our best-in-class brands and unmatched connections with our audiences.  In addition, our international operations improved over last quarter, and while we still have a lot of work to do, particularly in Europe, we remain focused on building on our progress and realizing the potential of this business.

“As our markets and audience continue to evolve, our business will evolve with them.  To that end, digital traffic continues to grow significantly across all of our broadband properties and we believe MTV Networks is now the world’s largest provider of video content to the mobile phone,” Mr. Freston continued.  “In addition, our digital acquisitions, such as Xfire, Gametrailers and Neopets, are operating very well, and we are thrilled about our new distribution partnership with Google. And today, we announced the acquisition of Atom Entertainment, a leader in casual gaming and short-form video that will extend our connection with some of our key audiences.  Looking ahead, we are confident that continued execution of our digital strategy, which is heavily focused on organic growth, will ensure the Company remains well positioned in a changing marketplace.”

Revenues

Revenues for the second quarter increased $545.2 million or 24% to $2.85 billion.  The acquisition of DreamWorks L.L.C. and the commencement of distribution activities for DreamWorks Animation and DreamWorks live-action library films (collectively “DreamWorks”) contributed $345.1 million or 63% of the reported growth versus last year.  Cable Networks segment revenues increased 8% to $1.75 billion, with domestic advertising revenues up 10% to $969.1 million, and affiliate fees up 11% to $501.8 million.  Entertainment revenues were up a reported $418.4 million in the quarter principally attributable to DreamWorks.

	Quarter Ended			Six Months Ended
	June 30,			June 30,
			2006 vs.			2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Cable Networks	$1,751.0	$1,619.8	8%	$3,322.8	$3,093.6	7%
Entertainment	1,123.3	704.9	59	1,948.2	1,363.1	43
Eliminations	(27.6)	(23.2)	nm	(56.8)	(48.3)	nm
Total	$2,846.7	$2,301.5	24%	$5,214.2	$4,408.4	18%

nm = not meaningful

Operating Income

Operating income increased 14% or $80.5 million to $663.2 million for the second quarter from a 2005 pro forma amount of $582.7 million.  The Cable Networks segment operating income increased $73.5 million or 12% to $710.3 million.  The Entertainment segment operating income was up $29.4 million to $6.4 million compared to a pro forma 2005 loss of $23.0 million.  Corporate expense increased $12.0 million to $54.0 million compared to pro forma 2005 expense principally due to higher employee related costs, including share based payments.  Reconciliations for these and other non-GAAP and adjusted measures to reported results have been included at the end of this earnings release.

	Quarter Ended			Six Months Ended
	June 30,			June 30,
		Pro Forma	2006 vs.		Pro Forma	2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Cable Networks	$710.3	$636.8	12%	$1,331.4	$1,214.3	10%
Entertainment	6.4	(23.0)	nm	57.5	47.7	21
Corporate	(54.0)	(42.0)	29	(102.2)	(84.3)	21
Eliminations	0.5	10.9	nm	—	7.7	nm
Total	$663.2	$582.7	14%	$1,286.7	$1,185.4	9%

nm = not meaningful

Net earnings from continuing operations

Net earnings from continuing operations increased 27% or $87.5 million to $416.0 million from a 2005 pro forma amount of $328.5 million.  The increase was primarily attributable to the operating income improvement discussed above, foreign exchange transaction gains and lower provision for income taxes partially offset by increased interest expense.  The significant reduction in the provision for income taxes results from the release of $70.7 million of discrete tax and related interest reserves principally as a result of audit settlements in the quarter, and a reduction in the full year effective tax rate of 100 basis points due primarily to reductions in state and international taxes.  Interest expense increased $59.1 million to $112.6 million from pro forma 2005 due to higher average debt outstanding and higher interest rates.  On a fully diluted basis, net earnings from continuing operations for the second quarter was $0.58 per share, including a $0.10 benefit related to release of tax reserves and the impact of a reduction in the weighted average number of common shares outstanding due to the Company’s stock repurchase program.

Free Cash Flow

In the second quarter of 2006, consolidated free cash flow was $137.5 million compared to second quarter 2005 free cash flow of $275.7 million.  The decrease in free cash flow was attributable to higher investments in film, substantially driven by DreamWorks, and Cable Networks programming, as well as interest payments partially offset by lower cash tax payments.  Free cash flow reflects net cash flow from operating activities less capital expenditures and operating cash flow of discontinued operations.

Debt

At June 30, 2006 total outstanding debt, including bank borrowings under existing credit facilities and capital lease obligations, decreased to $7.66 billion as compared to $7.78 billion at March 31, 2006.  The decrease was principally driven by the repayment of notes acquired as part of the DreamWorks acquisition partially offset by use of facilities for the Company’s stock repurchase program.  During the second quarter, the Company completed two private placements, the purpose of which was to repay amounts under the credit facilities and to provide financial flexibility by extending the expected maturities.  The first private placement, completed on April 12, consisted of $4.75 billion in aggregate principal amount of fixed rate senior notes and debentures.  The second private placement, completed on June 16, consisted of $750.0 million in aggregate principal amount of floating rate senior notes.

Stock Repurchase Program

The Company has in place a $3.0 billion stock repurchase program.  For the quarter ended June 30, 2006, 16.4 million shares had been repurchased for an aggregate purchase price of $619.9 million.  Through August 2, 2006, the Company had acquired 44.3 million shares at a weighted average price per share of $39.36 for a total purchase price of $1.74 billion.

Business Outlook

The Company reaffirms its full year guidance to deliver double digit revenue and operating income growth compared to 2005 revenues of $9.61 billion and pro forma operating income excluding unusual charges of $2.60 billion.  The Company also expects to achieve diluted earnings per share from continuing operations in the range of $1.95 to $2.00, exclusive of discrete tax benefits.

CONSOLIDATED AND SEGMENT RESULTS

The tables below present the Company’s revenues, pro forma operating income and operating income for the quarter and six months ended June 30, 2006 and 2005.

	Quarter Ended			Six Months Ended
	June 30,			June 30,
Revenues			2006 vs.			2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Cable Networks	$1,751.0	$1,619.8	8%	$3,322.8	$3,093.6	7%
Entertainment	1,123.3	704.9	59	1,948.2	1,363.1	43
Eliminations	(27.6)	(23.2)	nm	(56.8)	(48.3)	nm
Total	$2,846.7	$2,301.5	24%	$5,214.2	$4,408.4	18%

nm = not meaningful

	Quarter Ended			Six Months Ended
Pro forma	June 30,			June 30,
Operating income		Pro Forma	2006 vs.		Pro Forma	2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Cable Networks	$710.3	$636.8	12%	$1,331.4	$1,214.3	10%
Entertainment	6.4	(23.0)	nm	57.5	47.7	21
Corporate	(54.0)	(42.0)	29	(102.2)	(84.3)	21
Eliminations	0.5	10.9	nm	—	7.7	nm
Total	$663.2	$582.7	14%	$1,286.7	$1,185.4	9%

nm = not meaningful

	Quarter Ended			Six Months Ended
	June 30,			June 30,
Operating income			2006 vs.			2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Cable Networks	$710.3	$636.8	12%	$1,331.4	$1,214.3	10%
Entertainment	6.4	(20.3)	nm	57.5	54.2	6
Corporate	(54.0)	(38.4)	(41)	(102.2)	(65.8)	(55)
Eliminations	0.5	10.9	nm	—	7.7	nm
Total	$663.2	$589.0	13%	$1,286.7	$1,210.4	6%

nm = not meaningful

SEGMENT RESULTS

Cable Networks Revenues

Revenues increased 8% to $1.75 billion in the second quarter with advertising revenues up 8% and affiliate fees up 11%.  Affiliate revenue growth was driven by rate and subscriber increases as well as new channel launches in international markets.  Ancillary revenues were relatively flat as increases attributable to syndication were substantially offset by decreases of Comedy Central home video sales, which benefited in 2005 from the release of The Chappelle Show.

Domestic revenues increased 9% in the quarter with advertising revenues up 10% (compared to a 6% increase in the first quarter of 2006), affiliate fees up 10% and ancillary fees down 1%.  International revenues were up 4% in the quarter including $5.8 million in incremental revenues related to a UK acquisition.  International advertising revenues declined 2% (compared to a 13% decline in the first quarter of 2006) or $2.1 million, driven principally by continued softness in Germany and the U.K.  Affiliate revenues were up 13% internationally driven by the UK acquisition and new channel launches.  International ancillary revenues increased 3% principally driven by consumer products.

	Quarter Ended			Six Months Ended
	June 30,			June 30,
			2006 vs.			2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Advertising	$1,065.8	$983.3	8%	$1,942.4	$1,828.6	6%
Affiliate fees	501.8	453.7	11	990.7	902.2	10
Ancillary	183.4	182.8	nm	389.7	362.8	7
Total revenues	$1,751.0	$1,619.8	8%	$3,322.8	$3,093.6	7%

nm = not meaningful

Cable Networks Operating Income

Operating income increased $73.5 million or 12% to $710.3 million in the second quarter principally resulting from 8% revenue growth or $131.2 million partially offset by an increase in operating expenses of 5%.  The increase in operating expenses reflects an aggregate 8% increase in programming and production costs on shows such as The Colbert Report, The Daily Show, Mind of Mencia and Showbiz Show at Comedy Central, and VH1 Rock Honors, partially offset by the non-renewal of the WWE package at Spike, The Chappelle Show, and the one time special VH1’s Save the Music.  Distribution expenses declined largely related to the video releases of The Chappelle Show in 2005.  Selling, general and administrative costs increased 4% due principally to increases in selling and marketing costs and compensation costs, including the incremental impact of stock based compensation expense.

	Quarter Ended			Six Months Ended
	June 30,			June 30,
			2006 vs.			2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Revenues	$1,751.0	$1,619.8	8%	$3,322.8	$3,093.6	7%
Operating expenses	980.1	929.8	5	1,869.6	1,771.9	6
Depreciation & amortization	60.6	53.2	14	121.8	107.4	13
Operating income	$710.3	$636.8	12%	$1,331.4	$1,214.3	10%

Entertainment Revenues
Revenues in the second quarter increased $418.4 million with DreamWorks contributing $345.1 million.

Home entertainment revenues increased 2% driven by $41.7 million attributable to third-party distribution revenues, related to DreamWorks Animation and live-action library titles, substantially offset by lower revenues for current releases as compared to last year.  Domestically, Failure to Launch, released late in the quarter, and Aeon Flux performed below Lemony Snicket’s A Series of Unfortunate Events and Coach Carter.  In addition, international current releases for the quarter, including Aeon Flux and Get Rich or Die Tryin’, resulted in lower revenues compared to SpongeBob SquarePants and Team America for the comparable 2005 period.

Television license fees increased $207.3 million including increases in DreamWorks related distribution revenues of $108.9 million.  In addition total international revenues were higher due to the number and mix of available titles which included SpongeBob SquarePants, Without a Paddle, and Manchurian Candidate.

Theatrical revenues increased $168.7 million in the second quarter principally as a result of revenues related to the distribution of DreamWorks Animation’s Over the Hedge.  In addition, international theatrical revenues benefited from the release of Mission: Impossible III and Failure to Launch in comparison to War of the Worlds and Sahara in theaters during 2005.

The increase in Ancillary revenues of $32.9 million was principally driven by studio rental income as well as increased music royalties earned by Famous Music.

On a geographic basis, domestic revenues increased $190.5 million or 39% substantially all of which is attributable to DreamWorks, offset by lower theatrical and home entertainment revenue for Paramount titles.  International revenues increased $227.9 million, or 106% driven principally by theatrical and television revenues.  Higher international theatrical revenues, principally driven by Mission: Impossible III and Failure to Launch contributed an incremental $110.2 million of revenue as compared to titles in release in 2005 which included War of the Worlds and Sahara.  International television revenues, which increased $121.5 million, benefited from additional mix of such titles as Manchurian Candidate and SpongeBob SquarePants as well as titles distributed for DreamWorks such as Shark Tale and Meet the Fockers.  Home entertainment revenues declined 7%, or $8.4 million internationally due to weaker international performance of recently released titles as compared against SpongeBob SquarePants and Team America in prior year.

	Quarter Ended			Six Months Ended
	June 30,			June 30,
			2006 vs.			2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Home entertainment	$402.7	$393.2	2%	$824.5	$766.5	8%
TV license fees	326.9	119.6	173	547.3	289.2	89
Theatrical	325.0	156.3	108	443.9	235.7	88
Ancillary	68.7	35.8	92	132.5	71.7	85
Total revenues	$1,123.3	$704.9	59%	$1,948.2	$1,363.1	43%

Entertainment Operating Income
Operating income increased $29.4 million compared to the same quarter for pro forma 2005 reflecting increases in television and theatrical revenues offset by timing of distribution expenses and higher overhead costs.  Depreciation and amortization increased as a result of the amortization of certain intangibles acquired in connection with the DreamWorks L.L.C. acquisition.

	Quarter Ended			Six Months Ended
	June 30,			June 30,
		Pro Forma	2006 vs.		Pro Forma	2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Revenues(1)	$1,123.3	$704.9	59%	$1,948.2	$1,363.1	43%
Operating expenses	1,097.6	717.4	53	1,854.3	1,294.8	43
Depreciation & amortization	19.3	10.5	84	36.4	20.6	77
Operating income	$6.4	$(23.0)	nm	$57.5	$47.7	21%

(1)          No pro forma impact

nm = not meaningful

Basis of Presentation
Viacom completed its separation from CBS Corporation (formerly Viacom Inc.) on December 31, 2005.  Consequently, Viacom’s historical results for 2005 are presented on a “carve-out” basis consistent with the results presented in its Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 16, 2006.  In order to provide readers with a more meaningful basis of comparison of 2006 results, this release includes 2005 pro forma financial information as if the separation from CBS Corporation had occurred at the beginning of 2005.  The tables on Pages 14 and 15 of this release reconcile 2005 pro forma results for the quarter and six months ended to historical results.  In addition, 2005 pro forma results by quarter are posted on the Company’s website, and were filed with the Securities and Exchange Commission on Form 8-K on March 24, 2006.

Historical Results
Revenues increased 24% to $2.85 billion for the quarter.  Operating income increased 13% or $74.2 million to $663.2 million for the second quarter mostly attributable to growth at the Cable Networks segment, where operating income was up $73.5 million.   The Entertainment segment delivered operating income of $6.4 million as compared to a historical loss of $20.3 million.  Corporate expense increased $15.6 million reflective of increased employee related costs, including share based payments.

	Quarter Ended			Six Months Ended
	June 30,			June 30,
			2006 vs.			2006 vs.
(in millions)	2006	2005	2005	2006	2005	2005
Revenues	$2,846.7	$2,301.5	24%	$5,214.2	$4,408.4	18%
Operating income	663.2	589.0	13	1,286.7	1,210.4	6
Net earnings fromcontinuing operations	416.0	362.3	15	733.2	724.5	1

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”) using the modified prospective application methodology as permitted under FAS 123R. Accordingly, the Company’s results for the periods ended June 30, 2005 have not been restated.  Included within operating expenses is stock based compensation expense in the second quarter 2006 of $12.0 million ($7.7 million after tax or $0.01 per diluted share), as compared to stock-based compensation expense for restricted share units of $4.1 million in the second quarter of 2005.

Net earnings from continuing operations increased 15% or $53.7 million to $416.0 million.  Improvements in operating income of $74.2 million and a reduction in income tax expense of $78.3 million were partially offset by increase in net interest expense of $108.8 million.  The reduction in income tax expense, principally results from the release of $70.7 million of discrete tax reserves, including related interest, principally as a result of audit settlements and a reduction in the full year effective tax rate of 100 basis points due to reductions in state and international taxes.  On a fully diluted basis, net earnings from continuing operations for the second quarter was $0.58 per share, including a $0.10 benefit related to release of tax reserves as well as the reduction of the weighted average number of common shares outstanding due to the Company’s stock repurchase program.

Recent Developments

Atom Entertainment, Inc.

On August 9, 2006, the Company agreed to acquire Atom Entertainment, Inc., a portfolio of four leading online destinations for casual games, short films and animation, for initial cash consideration of approximately $200 million. The acquisition is subject to customary closing conditions and is expected to close in the third quarter.

About Viacom
Viacom is a leading global entertainment content company, with prominent and respected brands in focused demographics.  Offering programming and content for television, motion pictures and digital platforms, Viacom’s world-class brands include MTV Networks (MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, Logo and more than 120 networks around the world), BET Networks, Paramount Pictures, Paramount Home Entertainment, DreamWorks and Famous Music.  More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements
The financial information contained in this news release relating to fiscal year 2006 or any quarter therein is provided on a preliminary and unaudited basis.  This news release contains both historical and forward-looking statements.  All statements, including Business Outlook, which are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions in cable programming markets and, in particular, for advertisements targeting demographics served by the Company’s programming services; the public acceptance of the Company’s movies, cable television and other programming; competition for advertising dollars from search and other internet and wireless-based services; the potential for further weakness in international advertising markets; the successful integration of DreamWorks and Paramount’s transition to a new distribution infrastructure in international theatrical and worldwide television markets;  changes in technology and its effect on competition in the Company’s markets; the Company’s ability to successfully launch its programming services to new distribution platforms; changes in the Federal communications laws and regulations applicable to cable operations, including the possibility of mandatory a la carte programming; the impact of piracy on the Company’s products; the impact of increased scale in parties involved in the distribution of the Company’s products to consumers; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to the Company’s 2005 Annual Report as filed on Form 10-K on March 16, 2006 and the quarterly report as filed on Form 10-Q for the period ended March 31, 2006.  The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carole Robinson	James Bombassei
Executive Vice President, Corporate Relations	Senior Vice President, Investor Relations
(212) 846-8760	(212) 258-6377
carole.robinson@viacom.com	james.bombassei@viacom.com

Jeremy Zweig	Lauren Grismanauskas
Vice President, Corporate Relations	Director, Investor Relations
(212) 846-7503	(212) 846-7581
jeremy.zweig@viacom.com	lauren.grismanauskas@viacom.com

VIACOM INC. AND SUBSIDIARIES
HISTORICAL UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(in millions, except earnings per share amounts)	2006	2005	2006	2005

Revenues	$2,846.7	$2,301.5	$5,214.2	$4,408.4

Expenses:

Operating	1,582.0	1,177.9	2,745.2	2,167.0
Selling, general and administrative	518.7	474.1	1,018.0	908.9
Depreciation and amortization	82.8	60.5	164.3	122.1
Total expenses	2,183.5	1,712.5	3,927.5	3,198.0
Operating income	663.2	589.0	1,286.7	1,210.4
Interest expense, net	(112.6)	(3.8)	(199.4)	(9.5)
Other items, net	9.3	(3.0)	2.2	(8.6)
Earnings from continuing operations before income taxes, equity in earnings of affiliated companies and minority interest	559.9	582.2	1,089.5	1,192.3
Provision for income taxes	(144.9)	(223.2)	(359.9)	(470.3)
Equity in earnings of affiliated companies, net of tax	1.9	4.1	5.8	4.8
Minority interest, net of tax	(0.9)	(0.8)	(2.2)	(2.2)
Net earnings from continuing operations	416.0	362.3	733.2	724.6
Discontinued operations, net of tax	21.3	(8.4)	21.3	(20.4)
Net earnings	$437.3	$353.9	$754.5	$704.2

Basic earnings per common share amounts:
Earnings per share, continuing operations	$0.58	$0.48	$1.00	$0.96
Earnings per share, discontinued operations	$0.03	$(0.01)	$0.03	$(0.02)
Net earnings per share	$0.61	$0.47	$1.03	$0.94

Diluted earnings per common share amounts:
Earnings per share, continuing operations	$0.58	$0.48	$1.00	$0.96
Earnings per share, discontinued operations	$0.03	$(0.01)	$0.03	$(0.02)
Net earnings per share	$0.61	$0.47	$1.03	$0.94

Weighted average number of common shares outstanding:
Basic common shares	720.4	751.6	729.1	751.6
Diluted common shares	721.3	751.6	731.1	751.6

VIACOM INC. AND SUBSIDIARIES
HISTORICAL CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in millions)	2006	2005
	(unaudited)
ASSETS

Current assets	$3,469.4	$3,512.8
Property and equipment, net	1,149.6	1,179.9
Non-current inventory, including film library	3,434.8	2,973.2
Goodwill	10,663.9	10,361.4
Intangible assets	733.5	370.8
Other assets	596.9	717.5
Total Assets	$20,048.1	$19,115.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$3,359.4	$3,268.6
Financing obligations—non-current	7,601.6	5,702.1
Other non-current liabilities	2,193.2	2,357.0
Stockholders’ equity	6,893.9	7,787.9
Total Liabilities and Stockholders’ Equity	$20,048.1	$19,115.6

VIACOM INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF EARNINGS QUARTER ENDED JUNE 30, 2005

The following tables reconcile the Company’s historical results to pro forma results for the periods presented as if the separation of Viacom from CBS Corporation is deemed to have occurred January 1, 2005.

	Quarter Ended
	June 30, 2005
(in millions, except per share amounts)	Historical	Adjustments	Pro Forma

Revenues	$2,301.5	$—	$2,301.5

Operating income(1)	589.0	(6.3)	582.7
Interest expense, net(2)	(3.8)	(49.7)	(53.5)
Other items, net	(3.0)	—	(3.0)
Earnings from continuing operations before income taxes, equity in earnings of affiliated companies and minority interest	582.2	(56.0)	526.2
Provision for income taxes(3)	(223.2)	22.2	(201.0)
Equity in earnings of affiliated companies, net of tax	4.1	—	4.1
Minority interest, net of tax	(0.8)	—	(0.8)
Net earnings from continuing operations	362.3	(33.8)	328.5
Net earnings from discontinued operations, net of tax	(8.4)	—	(8.4)
Net earnings	$353.9	$(33.8)	$320.1

Basic earnings per share amounts:
Earnings per share, continuing operations	$0.48		$0.44
Earnings per share, discontinued operations	(0.01)		(0.01)
Net earnings per share	0.47		0.43

Diluted earnings per share amounts:
Earnings per share, continuing operations	$0.48		$0.44
Earnings per share, discontinued operations	(0.01)		(0.01)
Net earnings per share	0.47		0.43

Weighted average number of common shares Outstanding(4):
Basic	751.6	—	751.6
Diluted	751.6	1.1	752.7

(1)          Represent changes to reflect overhead costs on a basis consistent with the new structure of the Company.  Costs include adjustments to the Entertainment segment ($2.2 million reduction of selling, general and administrative and increase of depreciation and amortization of $4.9 million) and Corporate ($3.6 million increase in selling, general and administrative).

(2)          Pro forma interest expense is presented as if the $5.4 billion in debt outstanding at December 31, 2005 had been outstanding as of beginning of period and is calculated based on the actual rates in effect for the periods presented.  Pro forma amounts are further adjusted for amortization of deferred financing costs as if such costs were incurred on January 1, 2005.

(3)          Pro forma adjustment to the provision for income taxes is calculated using the blended statutory rates in effect for the period presented.

(4)          Shares outstanding for the period were calculated based on shares of the Company stock created upon the separation from CBS Corporation.

VIACOM INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF EARNINGS SIX MONTHS ENDED JUNE 30, 2005

	Six Months Ended
	June 30, 2005
(in millions, except per share amounts)	Historical	Adjustments	Pro Forma

Revenues	$4,408.4	$—	$4,408.4

Operating income(1)	1,210.4	(25.0)	1,185.4
Interest expense, net(2)	(9.5)	(91.8)	(101.3)
Other items, net	(8.6)	—	(8.6)
Earnings from continuing operations before income taxes, equity in earnings of affiliated companies and minority interest	1,192.3	(116.8)	1,075.5
Provision for income taxes(3)	(470.3)	46.3	(424.0)
Equity in earnings of affiliated companies, net of tax	4.8	—	4.8
Minority interest, net of tax	(2.2)	—	(2.2)
Net earnings from continuing operations	724.6	(70.5)	654.1
Net earnings from discontinued operations, net of tax	(20.4)	—	(20.4)
Net earnings	$704.2	$(70.5)	$633.7

Basic earnings per share amounts:
Earnings per share, continuing operations	$0.96		$0.87
Earnings per share, discontinued operations	$(0.02)		$(0.03)
Net earnings per share	$0.94		$0.84

Diluted earnings per share amounts:
Earnings per share, continuing operations	$0.96		$0.87
Earnings per share, discontinued operations	$(0.02)		$(0.03)
Net earnings per share	$0.94		$0.84

Weighted average number of common shares Outstanding(4):
Basic	751.6	—	751.6
Diluted	751.6	1.1	752.7

(1)          Represent changes to reflect overhead costs on a basis consistent with the new structure of the Company.  Costs include adjustments to the Entertainment segment ($3.0 million reduction of selling, general and administrative and increase of depreciation and amortization of $9.5 million) and Corporate ($18.5 million increase in selling, general and administrative).

(2)          Pro forma interest expense is presented as if the $5.4 billion in debt outstanding at December 31, 2005 had been outstanding as of beginning of period and is calculated based on the actual rates in effect for the periods presented.  Pro forma amounts are further adjusted for amortization of deferred financing costs as if such costs were incurred on January 1, 2005.

(3)          Pro forma adjustment to the provision for income taxes is calculated using the blended statutory rates in effect for the period presented.

(4)          Shares outstanding for the period were calculated based on shares of the Company stock created upon the separation from CBS Corporation.

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures, and operating cash flow of discontinued operations.  The Company uses free cash flow among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the Company’s liquidity, including ability to service debt, make strategic acquisitions and investments, and repurchase stock.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, which is net cash flow provided by operating activities.

The following table presents a reconciliation of the Company’s unaudited net cash flow provided by operating activities to free cash flow for the quarter and six months ended June 30, 2006 and 2005, respectively:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2006	2005	2006	2005
Net cash provided by operating activities	$179.9	$359.3	$574.7	$683.6
Less: Capital Expenditures	(42.4)	(45.1)	(68.7)	(68.4)
Discontinued operations	—	(38.5)	—	(23.6)
Free cash flow	$137.5	$275.7	$506.0	$591.6

The following table summarizes unaudited net cash flows for the quarter and six months ended:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2006	2005	2006	2005
Provided by operating activities	$179.9	$359.3	$574.7	$683.6
Provided by (used for) investing activities	528.4	(205.6)	(314.8)	(239.4)
Used for financing activities	(867.2)	(156.2)	(315.7)	(472.5)

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables set forth the Company’s Operating Income before Depreciation and Amortization.  The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings adjusted to exclude the following line items presented in the Statements of Earnings: Net earnings from discontinued operations, Minority interest, net of tax; Equity in earnings of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest expense, net; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or effective tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA excludes certain financial information compared with net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  As required by the SEC, the Company provides below reconciliations of OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2006	2005	2006	2005
Operating Income:
Cable Networks	$710.3	$636.8	$1,331.4	$1,214.3
Entertainment	6.4	(20.3)	57.5	54.2
Corporate and eliminations	(53.5)	(27.5)	(102.2)	(58.1)
Operating income	$663.2	$589.0	$1,286.7	$1,210.4

Depreciation and amortization:
Cable Networks	$60.6	$53.2	$121.8	$107.4
Entertainment	19.3	5.7	36.4	11.1
Corporate	2.9	1.6	6.1	3.6
Depreciation and amortization	$82.8	$60.5	$164.3	$122.1

OIBDA
Cable Networks	$770.9	$690.0	$1,453.2	$1,321.7
Entertainment	25.7	(14.6)	93.9	65.3
Corporate and eliminations	(50.6)	(25.9)	(96.1)	(54.5)
OIBDA	$746.0	$649.5	$1,451.0	$1,332.5

Pro forma adjustments(1)
Cable Networks	$—	$—	$—	$—
Entertainment	—	2.2	—	3.0
Corporate and eliminations	—	(3.6)	—	(18.5)
Pro forma adjustments	$—	$(1.4)	$—	$(15.5)

Pro forma OIBDA
Cable Networks	$770.9	$690.0	$1,453.2	$1,321.7
Entertainment	25.7	(12.4)	93.9	68.3
Corporate and eliminations	(50.6)	(29.5)	(96.1)	(73.0)
Pro forma OIBDA	$746.0	$648.1	$1,451.0	$1,317.0

(1)                                  Pro forma adjustments to operating income represent changes to reflect the new structure of the Company as if the separation had occurred at January 1, 2005.  For the quarter ended, selling, general and administrative costs would have been reduced by $2.2 million and increased by $3.6 million for Paramount and Corporate, respectively.  For the six months ended, selling, general and administrative costs would have been reduced $3.0 million and increased $18.5 million for Paramount and Corporate, respectively.  There are no adjustments to the Cable Segment.

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

As noted previously, the Company expects double digit revenue and operating income growth compared to 2005 revenues of $9.61 billion and pro forma operating income excluding unusual charges of $2.60 billion.  The following table reconciles operating income from historical results to pro forma operating income and pro forma operating income excluding unusual charges:

Full Year Ended
($ in millions)	December 31, 2005

Historical operating income	$2,366.4
Pro forma adjustments:
Separation costs	163.5
Corporate expenses(1)	(24.5)
Paramount overhead(1)	(8.0)

Pro forma operating income	2,497.4

Unusual charges:
Severance(2)	70.5
Theatrical inventory write-downs(3)	31.6

Pro forma operating income excluding unusual charges	$2,599.5

(1)                   Amounts represent adjustments to reflect Paramount and Corporate overhead costs on a consistent basis with the post separation overhead cost of the Company, as if the changes had occurred on January 1, 2004.

(2)                   Amounts reflect severance charges of $47.9 million for Cable and $22.6 million for Entertainment in 2005 relating to organizational realignments and $10.4 million for Entertainment and $17.7 million for corporate in 2004 relating to the former Chairman of the Entertainment Segment and the former President and COO of former Viacom.

(3)                   Amounts relate to abandoned theatrical development projects.